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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ARYx Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARYX THERAPEUTICS, INC.
6300 Dumbarton Circle
Fremont, California 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 28, 2008

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of ARYX THERAPEUTICS, INC., a Delaware corporation (the "Company"). The meeting will be held on Wednesday, May 28, 2008 at 9:00 a.m. local time, at our headquarters located at 6300 Dumbarton Circle, Fremont, California 94555, for the following purposes:

  1.
  To elect three directors to hold office until the 2011 Annual Meeting of Stockholders.

  2.
  To ratify the selection by the Audit Committee of the Board of Directors of the Company of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2008.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is April 15, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ DAVID NAGLER
David Nagler Secretary

Fremont, California
April 29, 2008

        You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

ARYX THERAPEUTICS, INC.
6300 Dumbarton Circle
Fremont, California 94555

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

May 28, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of ARYX THERAPEUTICS, INC. (sometimes referred to as the "Company" or "ARYx") is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

        We intend to mail this proxy statement and accompanying proxy card on or about April 29, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 15, 2008 will be entitled to vote at the Annual Meeting. On this record date, there were 17,665,133 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on April 15, 2008 your shares were registered directly in your name with ARYx's transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on April 15, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Proposal 1, election of three directors; and

  •
  Proposal 2, ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2008.

How do I vote?

  •
  For Proposal 1, you may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify.

  •
  For Proposal 2, you may vote "For" or "Against" or abstain from voting.

        The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on May 28, 2008 to be counted.

  •
  To vote on the Internet, go to http://www.investorvote.com/ARYX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on May 28, 2008 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from ARYx. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

        We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 15, 2008.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all three nominees for director and "For" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to ARYx's Corporate Secretary at 6300 Dumbarton Circle, Fremont, California 94555.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 30, 2008, to ARYx's Corporate Secretary at 6300 Dumbarton Circle, Fremont, California 94555. If you wish to submit a proposal that is not to be included in next year's proxy materials or to nominate a director, you must do so not later than the close of business on February 27, 2009 nor earlier than the close of business on January 28, 2009. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to Proposal 2, "Against" votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

        Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the three nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, "Proposal No. 2—Ratification of Selection of Independent Auditors," must receive "For" votes from the holders of a majority of shares present and entitled to vote either in person, by remote communication or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, April 15, 2008, there were 17,665,133 shares outstanding and entitled to vote.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company's quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors, or our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified or such director's earlier death, resignation or removal.

        Our Board presently has eight members. There are three directors in the class whose term of office expires in 2008, Drs. Adelman and Milner and Mr. Simon, each of whom is currently a director of ARYx. If elected at the Annual Meeting, each of these nominees would serve until our 2011 annual meeting of stockholders and until his successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal. We encourage directors and nominees for director to attend the Annual Meeting.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

        THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO THE BOARD.

MEMBERS OF THE BOARD OF DIRECTORS

        The following is information for each of the members of our Board as of the date of this proxy statement.

Name	Position with ARYx	Age	Director Since	Expiration of Term
Paul Goddard, Ph.D.	Chairman of the Board and Chief Executive Officer	58	August 2003	2010
Peter G. Milner, M.D.	President, Research and Development and Director	52	February 1997	2008
Robert Adelman, M.D.	Director	44	July 2002	2008
Lars G. Ekman, M.D.	Director	57	November 2003	2009
Keith R. Leonard	Director	45	September 2005	2009
Herm Rosenman	Director	59	January 2006	2010
Paul J. Sekhri	Director	49	September 2004	2009
Nicholas Simon	Director	53	June 2002	2008

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2011 ANNUAL MEETING

Robert Adelman, M.D.

        Since March 2002, Dr. Adelman has worked at OrbiMed Advisors, LLC, a venture capital firm, where he is a private equity partner and focuses on private equity investments and structured transactions of small-capitalization public equity companies. In addition, Dr. Adelman was a founder of Sientra, Inc., an aesthetics company, and Veritas Medicine, Inc., a clinical trials patient recruitment company. He was also a co-founder of Operon Technologies, Inc., a biotechnology company, now owned by QIAGEN N.V., a biotechnology company. Dr. Adelman trained as an orthopedic surgeon at the Hospital for Special Surgery at Cornell University and received his bachelor of arts degree from the University of California, Berkeley, and his doctorate of medicine degree from Yale University School of Medicine.

Peter G. Milner, M.D.

        Dr. Milner is our co-founder and has served as our President, Research and Development, since April 2005. From February 1997 until February 2005, Dr. Milner served as our Chief Executive Officer. Dr. Milner is a board certified physician and cardiologist, and serves as voluntary clinical faculty at Stanford Veterans' Hospital. In June 1992, Dr. Milner co-founded CV Therapeutics, Inc., a biopharmaceutical company. Prior to CV Therapeutics, Inc., Dr. Milner was an assistant professor of medicine at Washington University in St. Louis, Missouri. Dr. Milner has numerous patents in his name and is the author of several scientific articles published in peer-reviewed journals. Dr. Milner attended the University of Liverpool, England where he received a bachelor of sciences degree with honors in biochemistry and a degree in medicine. He completed his postgraduate training in medicine at Johns Hopkins Medical School, cardiology and pharmacology at University of Virginia and molecular biology at Washington University in St. Louis. Dr. Milner is a Fellow of the American College of Cardiology, serves on the board of directors of California Healthcare Institute and the Scientific Advisory Board of Novartis Institute of Biomedical Research in Cambridge, Massachusetts.

Nicholas Simon

        Mr. Simon has served as a Managing Director of Clarus Ventures, a venture capital firm focused on life sciences companies, since the firm's inception in February 2005. In addition, Mr. Simon has been a general partner of MPM BioVentures III, a healthcare venture capital fund, since October 2001. From April 2000 to July 2001, Mr. Simon was chief executive officer and founder of Collabra Pharma, Inc., a pharmaceutical company. Mr. Simon served in various management positions at Genentech, Inc., including its vice president of business and corporate development. Mr. Simon is currently on the board of directors of Poniard Pharmaceutics, Inc., a publicly held pharmaceutical company, Sientra, Inc., a medical device company and several other privately held pharmaceutical companies: Neosil, Inc., QuatRx Pharmaceuticals Company, Pearl Therapeutics, Inc. and Verus Pharmaceuticals, Inc. He is also on the advisory council of the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a bachelor of sciences degree in microbiology from the University of Maryland and a masters in business administration in marketing from Loyola College.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2009 ANNUAL MEETING

Lars Ekman, M.D., Ph.D.

        Dr. Ekman is the executive vice president and president, global R&D and corporate strategy of Elan Corporation plc. Prior to joining Elan, he served as executive vice president, R&D, at Schwarz Pharma AG, a pharmaceutical company. Dr. Ekman has also served in a variety of senior scientific and clinical functions at Pharmacia Corp., which was acquired by Pfizer, Inc., a pharmaceutical company.

Dr. Ekman is a board certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his doctorate degree and doctorate of medicine degree from the University of Gothenburg, Sweden.

Keith R. Leonard

        Mr. Leonard has served as president and chief executive officer of Kythera Biopharmaceuticals, a biopharmaceutical company, since August 2005. From October 1991 to November 2004, Mr. Leonard held various positions with Amgen, Inc., a biopharmaceutical company, and its affiliates, most recently as senior vice president and general manager of Amgen Europe. Mr. Leonard holds a master of business administration from The Anderson School of Management, University of California, Los Angeles, a master of science in mechanical engineering from University of California, Berkeley, a bachelor of arts in history from University of Maryland, College Park, and a bachelor of science in engineering from University of California, Los Angeles.

Paul J. Sekhri

        Mr. Sekhri has served as president and chief executive officer of Cerimon Pharmaceuticals, Inc., a biopharmaceutical company, since December 2004. From October 2003 to December 2004, Mr. Sekhri served as president and chief business officer of ARIAD Pharmaceuticals, Inc., an oncology company. From December 2002 to September 2003, Mr. Sekhri was a partner at the Sprout Group, a venture capital affiliate of Credit Suisse, a financial services institution. From August 1999 to January 2003, Mr. Sekhri held various positions with Novartis Pharma AG, a pharmaceutical company, most recently as its senior vice president and head of global search and evaluation. Mr. Sekhri received his M.Sc. and B.Sc. from the University of Maryland.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2010 ANNUAL MEETING

Paul Goddard, Ph.D.

        Dr. Goddard has served as the Chairman of our Board since August 2003 and was appointed our Chief Executive Officer in April 2005. From March 2000 to August 2005, Dr. Goddard served as chairman and part-time executive of several companies including A.P. Pharma, Inc., a pharmaceutical company, and XenoPort, Inc., a biopharmaceutical company. From October 1998 until March 2000, he was chief executive officer of Elan Pharmaceuticals, Inc., the largest division of Elan Corporation plc, a biotechnology company. He was chief executive officer of Neurex Corporation, a biotechnology company, from February 1991 until October 1998 when the company was acquired by Elan Corporation plc. Prior to 1991, Dr. Goddard held various senior management positions at SmithKline Beecham plc, a pharmaceutical company, including senior vice president strategic marketing and senior vice president Far East region. He obtained his doctorate degree from St. Mary's Hospital, London, in the area of etiology and pathophysiology of colon cancer. Dr. Goddard remains on the board of directors of A.P. Pharma, Inc., Adolor Corporation, a biopharmaceutical company, and Onyx Pharmaceuticals, Inc., a biopharmaceutical company.

Herm Rosenman

        Mr. Rosenman has served as a member of our board of directors since January 2006. In June 2001, Mr. Rosenman joined Gen-Probe Incorporated, a company that produces products for the clinical laboratory and blood screening, as chief financial officer and was appointed senior vice president of finance and chief financial officer in May 2007. Mr. Rosenman received a B.B.A. in finance and accounting from Pace University and an M.B.A. in finance from the Wharton School of the University of Pennsylvania. Mr. Rosenman also serves on the board of directors of Emphasys Medical, Inc., a medical device company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        The NASDAQ Stock Market LLC ("NASDAQ") listing standards require that a majority of the members of a listed company's Board of Directors qualify as "independent," as affirmatively determined by the Board of Directors. Our Board consults with our outside counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including within the meaning of the applicable NASDAQ listing standards, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and ARYx, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Drs. Adelman and Ekman and Messrs. Leonard, Rosenman, Sekhri and Simon. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with ARYx. Dr. Goddard, our Chief Executive Officer, and Dr. Milner, our President, Research and Development, are not independent directors by virtue of their employment with the Company.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board met eight times during 2007. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

        As required under applicable NASDAQ listing standards, in 2007, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. The following table provides membership and meeting information for 2007 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance(1)
Paul Goddard, Ph.D.
Peter G. Milner, M.D.
Robert Adelman, M.D.		X	X
Lars G. Ekman, M.D., Ph.D.			X*
Keith R. Leonard	X		X
Herm Rosenman†	X*
Paul J. Sekhri	X	X*
Nicholas Simon		X
Total meetings in 2007	-4 -	-6 -	-0 -

*
Committee Chairman.

†
Lead Independent Director.

(1)
In connection with our initial public offering of common stock, in November 2007, we reconstituted our Audit Committee and Compensation Committee and formed our Nominating and Corporate Governance Committee. As a result, our Nominating and Corporate Governance Committee did not hold any meetings in 2007.

        Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. Each of our Board committees has adopted a written charter that is available to stockholders on our website at http://www.aryx.com, under the "Investors—Corporate Governance" tab. The contents of our website are not a part of this proxy statement.

Audit Committee

        Our Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to discharge the responsibilities of the Board with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

  •
  appointing and retaining a registered public accounting firm to serve as independent auditors to audit our financial statements, overseeing the independent auditors' work and determining the independent auditors' compensation;

  •
  approving in advance all audit services and non-audit services to be provided to us by our independent auditors;

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  reviewing and discussing with management and our independent auditors the results of the annual audit and the independent auditors' review of our quarterly financial statements;

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  conferring with management and our independent auditors about the scope, adequacy and effectiveness of our internal accounting controls;

  •
  reviewing and discussing with management and our independent auditors significant issues regarding accounting principles and policies and any material disagreements regarding financial reporting and accounting practices and policies;

  •
  reviewing and approving all related-party transactions; and

  •
  handling complaints regarding accounting, internal accounting controls or auditing matters and establishing procedures for the receipt, retention and treatment of such complaints.

        The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable NASDAQ listing standards. The Board has also determined that Mr. Rosenman is qualified as an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission and the applicable NASDAQ listing standards. In making this determination, the Board has considered the nature and scope of experience Mr. Rosenman has previously had with reporting companies and his employment in the corporate finance sector. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

Report of the Audit Committee of the Board of Directors

        The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management of ARYx. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit

Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm its independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in ARYx's Annual Report on Form 10-K for the year ended December 31, 2007.

                        Mr. Herm Rosenman (Chairman)
                        Mr. Keith R. Leonard
                        Mr. Paul Sehkri

        The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the SEC and is not deemed to be incorporated by reference in any filing of ARYx under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The purpose of our Compensation Committee is to discharge the responsibilities of the Board to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. Specific responsibilities of our compensation committee include:

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  reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers;

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  evaluating and approving the compensation plans and programs advisable for ARYx, as well as evaluating and approving the modification or termination of existing plans and programs;

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  establishing policies with respect to equity compensation arrangements;

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  reviewing regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry;

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  reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers;

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  evaluating the efficacy of our compensation policy and strategy in achieving expected benefits to ARYx and otherwise furthering the Compensation Committee's policies; and

  •
  reviewing with management our Compensation Discussion and Analysis and considering whether to recommend that it be included in our proxy statements and other filings.

        Each member of our Compensation Committee is independent within the meaning of applicable NASDAQ listing standards, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act, and is an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our officers currently serves, or has served during the year ended December 31, 2007, as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our Board or the Compensation Committee.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2007.

                        Mr. Paul J. Sekhri (Chairman)
                        Dr. Robert Adelman, M.D.
                        Mr. Nicholas Simon

        The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the SEC and is not deemed to be incorporated by reference in any filing of ARYx under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of our Board is responsible for, among other things:

  •
  establishing criteria for Board membership and identifying, evaluating, reviewing and recommending candidates for election to our Board, as well as making recommendations to our Board regarding the membership of the committees of our Board;

  •
  assessing the performance of our Board and its committees and of individual directors;

  •
  developing, reviewing and assessing our corporate governance principles; and

  •
  overseeing our legal, regulatory and ethical compliance programs, other than handling complaints related to accounting and financial matters, which are delegated to the Audit Committee.

        Each member of our Nominating and Corporate Governance Committee is independent within the meaning of applicable NASDAQ listing standards.

        Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of ARYx, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and ARYx, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, unless the Board chooses to undertake this assessment, the Nominating and Corporate Governance Committee reviews these directors' overall service to ARYx during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors' independence. For the Annual Meeting, the Board, and not the Nominating and Corporate Governance Committee, assessed the qualifications and overall service of Drs. Adelman and Milner and Mr. Simon, before recommending these director nominees for reelection by our stockholders at the Annual Meeting. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

LEAD INDEPENDENT DIRECTOR

        If at any time the Chairman of our Board is not an independent director, the Board may designate one of the independent directors then on our Board to serve as our lead independent director. The responsibilities of our lead independent director include:

  •
  consulting with and acting as a liaison between the Board and Chairman of the Board;

  •
  establishing the agendas for meetings of the Board and serving as chairman of such meetings in the absence of the Chairman of the Board;

  •
  establishing the agenda and presiding over meetings of the independent members of the Board;

  •
  coordinating with Board committee chairs regarding committee meeting agendas and informational requirements;

  •
  presiding over any portions of meetings of the Board at which the evaluation or compensation of our Chief Executive Officer or the performance of the Board is presented or discussed;

  •
  coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman of the Board; and

  •
  otherwise consulting with the Chairman of the Board and management on matters relating to corporate governance and Board performance matters.

        In performing the duties described above, the lead independent director is expected to consult with the chairmen of the committees of the Board and solicit their participation in order to avoid diluting the authority or responsibilities of such committees. If the Chairman of the Board is an independent director, then he or she shall perform the functions otherwise assigned to our lead independent director.

        Since the Board has deemed Dr. Goddard, our current Chairman of the Board, to not be an independent director within the meaning of the applicable NASDAQ listing standards, the Board has designated Herm Rosenman as the lead independent director of the Board.

SCIENTIFIC ADVISORY BOARD

        We have established a Scientific Advisory Board, or advisory board, composed of industry and academic experts who have demonstrated excellence in research in the biopharmaceutical area. Members of our advisory board meet formally and informally with us. We have advisory board members with specialties in each of our targeted indications.

        Members of our advisory board primarily provide us advice on our long-term scientific planning, research and development plans and strategies. They also evaluate our research programs and provide recommendations on technology matters.

        We have entered into a written agreement with each member of our advisory board pursuant to which the advisory board member is obligated to provide consulting services relating to the research, design and development of our product candidates. The agreements may be terminated by us or by the advisory board member upon 60 days notice. We own the rights to any inventions or ideas made or conceived by each advisory board member during performance of the consulting services.

        Each member of our advisory board currently receives a $5,000 annual retainer and an additional $4,000 for each advisory board meeting attended. We also reimburse members of our advisory board for their travel and other reasonable expenses incurred in attending or participating in meetings of our advisory board. Additionally, we grant each advisory board member an initial non-statutory stock option to purchase 1,666 shares of our common stock upon their appointment to our advisory board. Each non-employee advisory board member who joined the advisory board prior to 2004 has also been granted a non-statutory stock option to purchase 416 shares of our common stock. The initial and subsequent grants vest monthly over two years from the date of grant. All stock options granted to members of our advisory board have a term of ten years.

        Several members of our advisory board are employed by academic institutions and may have commitments to, or agreements with, other entities that may limit their availability to us. Members of our advisory board may also serve as consultants to other biopharmaceutical companies, including those that may be competitive with ours.

        The current members of our advisory board are as follows:

Name	Professional Affiliation
Armen Tashjian, M.D.	Harvard School of Public Health
David Floyd, Ph.D.	Pharmacopeia, Inc.
Kazumi Shiosaki, Ph.D.	MPM Capital
Mark Keating, M.D.	Novartis Institute for Biomedical Research, Inc.
Paul Erhardt, Ph.D.	The University of Toledo, College of Pharmacy
Robert Hanzlik, Ph.D.	The University of Kansas, Department of Medicinal Chemistry

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to our stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to our website.

CODE OF CONDUCT

        In 2007, the Board adopted a Code of Conduct that applies to all of our employees, executive officers, directors and consultants, and incorporates guidelines designed to deter wrongdoing and to promote the honest and ethical conduct and compliance with applicable laws and regulations. In addition, our Code of Conduct incorporates our guidelines pertaining to topics such as conflicts of interest and workplace behavior. We have posted the text of our Code of Conduct on our website at http://www.aryx.com under the "Investors—Corporate Governance" tab. The contents of our website are not a part of this proxy statement. We intend to promptly disclose (1) the nature of any amendment to our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Conduct that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

CORPORATE GOVERNANCE GUIDELINES

        In 2007, our Board adopted Corporate Governance Guidelines to assure that the Board and its Committees have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees. The Corporate Governance Guidelines may be viewed on our website at http://www.aryx.com under the "Investors—Corporate Governance" tab. The contents of our website are not a part of this proxy statement.

DIRECTOR COMPENSATION

Cash Compensation Arrangements

        Pursuant to our current compensation program for non-employee directors, each member of our Board who is not an employee or an officer of ARYx currently receives the following cash compensation for Board services, as applicable:

  •
  a $15,000 annual retainer for service as a Board member;

  •
  a $5,000 supplemental annual retainer for service as chairman of the Audit Committee or Compensation Committee;

  •
  a $2,500 supplemental annual retainer for service as chairman of the Nominating and Corporate Governance Committee;

  •
  $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference); and

  •
  $1,000 for each Board committee meeting attended in person ($500 for meetings attended by video or telephone conference).

        We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of the Board.

2007 Non-Employee Directors' Stock Option Plan

        Our 2007 Non-Employee Directors' Stock Option Plan, or 2007 Directors' Plan, became effective in connection with our initial public offering in November 2007. The 2007 Directors' Plan provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors over their period of service on our Board.

        Pursuant to the terms of the 2007 Directors' Plan, any individual who first becomes a non-employee director is automatically granted an option to purchase 16,666 shares of our common stock with an exercise price equal to the then fair market value of our common stock. Each initial option vests in a series of 36 successive equal monthly installments measured from the date of grant. In addition, on April 30th of each year beginning in 2009, each non-employee director will automatically be granted a non-statutory stock option to purchase 6,666 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. The shares subject to each such annual option vest in a series of 12 successive equal monthly installments measured from the date of grant. All stock options granted under the 2007 Directors' Plan will have a maximum term of ten years.

        If a non-employee director's service relationship with us, or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant of ours or an affiliate, ceases for any reason other than disability or death, or after any 12-month period following a change in control, the optionee may exercise any vested options for a period of three months following the cessation of service. If such an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise the option for a period of 12 months in the event of disability, and 18 months in the event of death. If such an optionee's service terminates within 12 months following a specified change in control transaction, the optionee may exercise the option for a period of 12 months following the effective date of such a transaction. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        In the event of certain significant corporate transactions, all outstanding options under the 2007 Directors' Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then (a) with respect to any such options that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction and (b) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. Our Board may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (a) the value of the property that the optionee would have received upon exercise of the option, over (b) the exercise price otherwise payable in connection with the option. In addition, the vesting and exercisability of options held by non-employee directors who are either required to resign their position in connection with a specified change in control transaction or are removed from their position in connection with such a change in control will be accelerated in full.

Director Compensation Table

        The following table sets forth certain information with respect to the compensation of all non-employee directors of ARYx for the year ended December 31, 2007. Dr. Goddard, our Chief Executive Officer, and Dr. Milner, our President, Research and Development, are not listed in the following table since they are employees of ARYx and receive no additional compensation for serving on our Board or its committees.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Robert Adelman, M.D.	—	$17,401	$17,401
Lars Ekman, M.D., Ph.D.	$9,000	14,676	23,676
Keith R. Leonard	11,000	18,012	29,012
Herm Rosenman	9,000	19,583	28,583
Paul J. Sekhri	8,000	17,401	25,401
Nick Simon	—	17,401	17,401

(1)
Consists of fees earned for Board and committee meeting attendance.

(2)
The dollar amounts in this column represent the compensation cost for the year ended December 31, 2007 of stock option awards granted pursuant to our equity compensation plans and thus include amounts from outstanding stock option awards granted in and prior to 2007. These amounts have been calculated in accordance with SFAS 123(R) using Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our directors during 2007. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by our directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008 and has further directed that management submit the selection of Ernst & Young LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our statement of financial positions since 2002 and the related statements of operations, stockholders' equity, and cash flows since our inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of ARYx and our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

        Aggregate fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, during the years ended December 31, 2007 and 2006 were as follows:

	Year Ended (in thousands)
	December 31, 2007	December 31, 2006
Audit Fees(1)	$263,961	$176,489
Audit-Related Fees(2)	788,914	40,100
Tax Fees(3)	4,100	29,428
All Other Fees(4)	—	—

Total Fees	$1,056,975	$246,017

    (1)
    Audit Fees—This category includes aggregate fees billed by our independent registered public accounting firm for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings for those years.

    (2)
    Audit-Related Fees—This category consists of services by our independent registered public accounting firm that, including accounting consultations on transaction related matters, are reasonably related to the performance of the audit or review of ARYx' financial statements and are not reported above under Audit Fees. The fees under this category relate to services rendered in connection with the consummation of our initial public offering in 2007.

    (3)
    Tax Fees—This category consists of fees billed by our independent registered public accounting firm for services related to tax compliance, tax advice and tax planning. During the year ended December 31, 2007, Ernst & Young LLP provided services related to the transfer of certain tax work papers. During the year ended December 31, 2006, Ernst & Young LLP provided services related to the preparation of our federal and state income tax returns for the year ended December 31, 2005.

    (4)
    All Other Fees—During the years ended December 31, 2007 and 2006, Ernst & Young LLP did not incur any fees for other professional services.

        Because our initial public offering commenced on November 13, 2007, the Audit Committee was not required to, and did not pre-approve, all of the fees described above in 2007 and 2006. However, the Audit Committee has pre-approved all audit and permissible non-audit services by Ernst & Young LLP and has pre-approved all new services since the commencement of our initial public offering.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm's independence.

EXECUTIVE OFFICERS

        The table below lists our executive officers who are not also directors and their ages and positions as of December 31, 2007:

Name	Age	Position(s)
John Varian	48	Chief Operating Officer and Chief Financial Officer
Pascal Druzgala, Ph.D.	53	Vice President and Chief Scientific Officer
Daniel Canafax, Pharm.D.	55	Vice President and Chief Development Officer
David Nagler	55	Vice President, Corporate Affairs and Secretary

        John Varian has served as our Chief Operating Officer since December 2003 and as our Chief Financial Officer since April 2006. He was formerly chief financial officer of Genset S.A., a biotechnology company. He also participated as a key member of the negotiating team in the sale of the company to Serono of Switzerland. From October 1998 to April 2000, Mr. Varian served as senior vice president, finance and administration of Elan Pharmaceuticals, Inc. He was chief financial officer of Neurex Corporation from June 1997 until October 1998 when the company was acquired by Elan Corporation plc. Mr. Varian is a founding member of the Bay Area Bioscience Center and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian received a B.B.A. degree from Western Michigan University.

        Pascal Druzgala, Ph.D. is our co-founder and has served as our Vice President, Research and Chief Scientific Officer since February 1997. Dr. Druzgala is responsible for all research related activities of our company. Prior to the founding of ARYx, Dr. Druzgala also co-founded Advanced Therapies, Inc., a biopharmaceutical company, in October 1994. Earlier in his career, Dr. Druzgala served as group leader at Xenon Vision, where the retrometabolic drug design concept was applied to four drugs for ocular delivery. One of these drugs, loteprednol etabonate (Alrex or Lotemax), is now marketed by Bausch & Lomb, Inc., an eye care company. Dr. Druzgala was a Ph.D. chemist at Pharmatec working on brain-delivery systems for antivirals and estrogens. Dr. Druzgala received a Pharm.D degree from the University of Montpellier, France, and then earned his diplôme d'études approfondies degree at the European Institute of Industrial Pharmaceutical Sciences in Montpellier, France. Dr. Druzgala later graduated from the University of Florida with a doctorate in medicinal chemistry. He completed his post doctorate work at the Center for Drug Design and Discovery at the University of Florida where he first experimented with various drug discovery programs utilizing retrometabolic techniques.

        Daniel M. Canafax, Pharm.D. has served as our Vice President and Chief Development Officer since February 2007. Dr. Canafax has overall responsibility for the development of our pipeline of products from preclinical development through clinical trials. From July 2002 to February 2007, Dr. Canafax served as vice president of clinical development at XenoPort, Inc. From June 2001 to July 2002, Dr. Canafax acted as director and medical monitor at MedImmune, Inc., a pharmaceutical company. Dr. Canafax received his B. Pharm. degree from Washington State University and his Pharm.D. degree from the University of Kentucky.

        David Nagler has served as our Vice President, Corporate Affairs, and Secretary since July 2003. From June 1995 to September 2002, Mr. Nagler served at Genentech, Inc., a biotechnology company, including as its vice president of human resources and its senior director of government affairs. Prior to joining Genentech, Mr. Nagler co-founded JLA Associates in Sacramento, a legislative consulting and association management company that he later sold to Nossaman Guthner Knox & Elliott LLP, a law firm. Mr. Nagler received a bachelor of arts degree in public policy and philosophy from the University of California, Berkeley. Mr. Nagler is a member of the board of directors of U.C. Davis CONNECT, a program designed to foster the success of new business ventures in the Sacramento region.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        Our executive compensation program is designed to help us attract, as needed, talented individuals to manage and operate all aspects of our business, to reward those individuals fairly over time and to retain those individuals who continue to meet our high expectations. The goals of our executive compensation program are to align our executive officers' compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success and to reflect the teamwork philosophy of our executive management team. To achieve these goals, our Compensation Committee establishes executive compensation and benefit packages that are generally based on a mix of base salary, cash incentive payments and equity awards, in the proportions that our Compensation Committee believes are the most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in the San Francisco Bay Area and in the pharmaceutical and biotechnology industry, where there is significant competition for talented employees, and to be fair relative to other professionals within our organization. We believe that we must provide competitive compensation packages to attract and retain the most talented and dedicated executive officers possible and to help our executive management function as a stable team over the longer term.

Role of Our Compensation Committee in Setting Executive Compensation

        Our Compensation Committee approves, administers and interprets our executive compensation program. The Compensation Committee was appointed by our Board, and consists solely of directors who are "outside directors" for purposes of Section 162(m) and "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Our Compensation Committee is comprised of Dr. Adelman and Messrs. Sekhri and Simon.

        The Compensation Committee has established a compensation philosophy for our company. It is applied to all employees including officers. Generally, the philosophy establishes that base cash salary, company-provided benefits (health, dental and vision care insurance, paid vacation and other holidays, and matches to employee contributions into a 401(k) plan), equity awards and discretionary cash incentive payments constitute total compensation. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation among these elements, we intend to implement and maintain compensation plans that tie a substantial portion of our executives' overall compensation to the achievement of corporate goals and value-creating milestones. We believe that performance and equity-based compensation are important components of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining highly-qualified executives. Our compensation philosophy also provides that total compensation is intended to remain competitive with similar biotechnology and pharmaceutical companies so that we can attract and retain the most talented and dedicated employees. However, the compensation of our executive officers is based in part on the terms of employment agreements we entered into with each of our executive officers at the time they joined the company. These agreements set forth the initial base salaries for our executive officers as well as initial targeted cash incentive payments and the equity awards provided (subject, in each case, to the final determination of our Compensation Committee or the Board).

        None of our executive officers, other than our Chief Executive Officer, participate in the Compensation Committee's executive compensation discussions. The Compensation Committee does not delegate any of its functions to others in determining executive compensation. However, our Compensation Committee retains the services of a third-party executive compensation specialist from time to time, as it sees fit, in connection with the establishment and administration of our executive compensation program and related policies.

Annual Review and Benchmarking of Executive Compensation

        We conduct an annual benchmark review of the aggregate level of our executive compensation program, as well as the mix of elements used to compensate our executive officers. As part of this review, the Compensation Committee considers recommendations from Paul Goddard, our Chief Executive Officer, and human resources input from David Nagler, our Vice President Corporate Affairs, in determining executive compensation. While Dr. Goddard and Mr. Nagler provide valuable input to the Compensation Committee, they do not participate in determining their own compensation. The information provided by our human resources department consists of the results of our annual performance reviews. For 2007, we retained an outside compensation consultant that provided the Compensation Committee with benchmarking information and other publicly available data on general compensation practices and policies of peer companies within and outside our industry, the specific cash and equity compensation of executives with similar duties in peer companies and the trends observed in our industry in the compensation of executives officers. As part of this assessment, 27 publicly-traded peer companies in the pharmaceuticals and biotechnology industry were used as benchmarks for 2007 compensation, including the following: ACADIA Pharmaceuticals, Inc; Affymax, Inc.; Anadys Pharmaceuticals, Inc.; Critical Therapeutics, Inc.; Icagen, Inc; Immunicon Corp; Memory Pharmaceuticals Corp; Tercica, Inc; and XenoPort, Inc.

        After our initial public offering in November 2007, the Compensation Committee retained Radford Surveys + Consulting, or Radford, an independent compensation consulting firm, to provide us and the Compensation Committee with assistance in reviewing our overall compensation philosophy for 2008 in comparison to market trends and industry standards, designating a new peer group of companies for benchmarking and assessing competitive market data on executive compensation, as well as for non-executive employees. Radford also attends meetings from time to time at the request of the Compensation Committee and makes recommendations, including recommendations relating to executive compensation. Based on Radford's assessment and recommendation, 18 publicly-traded peer companies in the pharmaceuticals and biotechnology industry were used by the Compensation Committee as benchmarks for 2008 compensation, including the following:

  •
  ACADIA Pharmaceuticals, Inc;

  •
  Affymax, Inc.;

  •
  Alexza Pharmaceuticals, Inc.;

  •
  Cadence Pharmaceuticals, Inc;

  •
  Coley Pharmaceuticals, Inc;

  •
  MAP Pharmaceuticals, Inc;

  •
  Synta Pharmaceuticals Inc.;

  •
  Trubion Pharmaceuticals, Inc; and

  •
  XenoPort, Inc.

        The peer companies used for benchmarking for 2007 and 2008 compensation were chosen because they had recently made initial public offerings and were generally similar to ours in terms of industry, capital structure, financial attributes, phase of products in development and competition for talent. Based on the Compensation Committee's philosophy, we benchmark our executive compensation against the median updated compensation paid by these peer companies. Elements of compensation benchmarked included base salary, cash incentive payments and long-term equity compensation. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that it is an important part of our decision-making process.

Elements of Our Executive Compensation Program

        Our executive compensation program consists of three principal components: base salary, cash incentive payments based on achievement of performance milestones and long-term incentive compensation in the form of equity awards. Each component of our executive compensation program is designed to address specific compensation objectives. Base salary is generally reviewed independently of the incentive components and is designed to keep salaries at a competitive level, while still allowing a portion of total compensation to be performance based. The Compensation Committee generally reviews cash incentive payments and long-term equity incentives in a more integrated manner, attempting to ensure that our executive officers are rewarded both on an annual basis (through cash incentive payments designed to recognize performance over an annual period) as well as over a sustained period (through long-term equity incentives based on an increase in stockholder value). In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensation decisions it believes are too narrowly responsive to short-term changes in business performance. As a result, the Compensation Committee does not utilize a fixed weighting system between compensation elements for each executive officer, but rather utilizes a subjective assessment of each executive officer's overall contribution to the business, scope of the executive officer's responsibilities and the executive officer's historical performance to determine that executive officer's annual compensation. Our executive officers are also eligible to participate, on the same basis as other employees, in our 401(k) plan and our other benefit programs generally available to all employees. Our executive officers do not receive any perquisites.

        Base Salary.    Each of our executive officers entered into an employment agreement with us at the time they joined the company that provided for an initial base salary, subject to annual increases determined by the Compensation Committee. We review company and individual performance annually, shortly after the end of each calendar year. As discussed above, Dr. Goddard and Mr. Nagler review the executive officers' salaries with the Compensation Committee in connection with the Compensation Committee's annual performance review. In establishing the base salaries of our executive officers for 2007 and 2008, our Compensation Committee took into account a number of factors, including the executive's seniority, position, functional role and level of responsibility and individual performance, and awarded salary increases based on increases in cost of living and competition for talent in the San Francisco Bay Area. Base salaries of our executive officers will continue to be reviewed on an annual basis and adjustments will be made to reflect individual performance-based factors, as well as our company's financial status and the above-mentioned competitive factors. We do not intend to apply specific formulas to determine increases. Components of individual performance include core competencies such as job knowledge, delivery of results, communication, teamwork, quality, initiative and dependability, and also expense management, planning, process improvements, recruitment, retention, coaching, mentoring and other measurable company-specific goals.

        Cash Incentive Payment.    In addition to base salaries, our Compensation Committee has the authority to award discretionary cash incentive payments, or cash bonuses, annually to all of our employees, including our executive officers. The annual cash incentive payments are intended to compensate our executive officers for achieving corporate goals and for achieving what the Compensation Committee believes to be value-creating milestones. Our annual cash incentive payments are paid in cash in an amount reviewed and approved by our Compensation Committee and ordinarily are each paid in a single installment in the first quarter following the end of a given calendar year for performance in the prior year. Each executive officer is eligible for a discretionary annual cash incentive payment up to an amount equal to a specified percentage of such executive officer's salary. The target percentages are set at levels that, upon achievement of the target percentage, are likely to result in cash incentive payments that our Compensation Committee believes to be at approximately the 50th percentile of target amounts for comparable companies in the biotechnology and pharmaceutical industry. However, the actual cash incentive payments awarded in any year, if any, may be more or less than the established target percentages, depending on individual performance and the achievement of our corporate objectives. Whether or not a cash incentive payment is paid for any year is within the discretion of the Compensation Committee. The Compensation Committee also determines the size of the total pool of cash incentive payments that may be awarded, which is based in large part on our Board's determination of our success in achieving our corporate objectives for the plan year. The Compensation Committee determines the portion of the total pool, if any, that will be allocated to the executive officers as a group and the cash incentive payments for each of our executive officers. Dr. Goddard provides input to the Compensation Committee with respect to cash incentive payments for executive officers other than himself.

        At the end of each year, our Compensation Committee determines the level of achievement for each corporate goal and value-creating milestone and for each individual performance goal, and awards credit for the particular level of achievement. Final determinations as to bonus levels are then based in part on the achievement of these corporate and individual goals or milestones, as well as our Board's assessment as to the overall success of our company and the development of our business. These goals and milestones and the proportional emphasis placed on each goal and milestone are subjective determinations which may vary, from time to time, depending on our overall strategic objectives and the job responsibilities of each executive officer, but relate generally to factors such as development and progression of our existing product candidates, achievement of clinical and regulatory milestones, establishment of new collaborative arrangements, achievement of sales and marketing targets, and to financial factors such as raising or preserving capital and improving our results of operations.

        In February 2007, the Compensation Committee established cash incentive payments to be paid in 2008 for performance in 2007 at a target percentage up to 50.0% of base salary for our Chief Executive Officer, up to 30.0% of base salary for our President, Research and Development and up to 25.0% of base salary for each of our other executive officers. Based upon the individual achievement and contribution of our executive officers towards the attainment of these 2007 corporate goals, and our overall corporate performance in 2007 against these goals, the Compensation Committee awarded actual cash bonuses to our executive officers in February 2008. The compensation committee determined the level of achievement (i.e., meets, exceeds, falls below) for each corporate goal and value-creating milestone and for each individual performance goal, and awarded credit for each executive officer's respective level of achievement. Corporate goals and milestones received 40% weighting and individual performance goals received 60% weighting. The weighted score was used to determine the cash incentive payment as a percentage of each executive officer's base salary. Each executive officer's individual performance goals are more fully described in the section below entitled "—Compensation Actions for our Executive Officers." The 2007 corporate goals and milestones for our executive officers included the following:

  •
  contribution towards our strategic collaboration with Procter & Gamble Pharmaceuticals Inc. and the development of ATI-7505;

  •
  completion of an additional Phase 2 clinical trial of ATI-5923;

  •
  design and enrollment of an additional Phase 2 clinical trial of ATI-2042 to enable a potential strategic collaboration arrangement for this product candidate;

  •
  identification of the lead product candidate for our ATI-9000 development program and development of the related manufacturing process and preclinical development program;

  •
  development of two new product candidates for eventual preclinical development; and

  •
  successful implementation of a corporate funding strategy to enable support our continued operations beyond 2008.

        In February 2008, the compensation committee determined the corporate and individual goals and milestones that it will apply in determining cash incentive payments to executive officers, if any, for performance in 2008. The determination of whether actual cash incentive payments will be paid to individual executive officers will be made by the compensation committee at their first meeting in 2009. To maintain the stated compensation philosophy of targeting cash incentive payments to officers at the 50th percentile compared to the selected peer companies, Radford recommended that the cash incentive payment targets be set at up to 50.0% of base salary for our Chief Executive Officer, up to 35.0% of base salary for our President, Research and Development and Chief Operating Officer, and up to 30.0% of base salary for each of our other executive officers. The compensation committee adopted Radford's recommendations and set the targets for 2008 cash incentive payments at the above-stated levels. The 2008 corporate goals and milestones for our executive officers includes the following:

  •
  contribution towards our strategic collaboration with Procter & Gamble Pharmaceuticals Inc., or P&G, and the development of ATI-7505;

  •
  initiation of a Phase 2b clinical trial testing the safety and efficacy of ATI-5923 in a head-to-head comparison against the anticoagulant warfarin;

  •
  completion of a Phase 2b clinical trial testing the safety and efficacy of ATI-2042 in atrial fibrillation patients;

  •
  acceptance by the United States Food and Drug Administration of an Investigational New Drug application for ATI-9242, and the completion of Phase 1 clinical trials testing the compound's safety and tolerability;

  •
  identification of at least one new product candidate to move from research into development to enable preclinical work in 2009;

  •
  pursuit of late-stage research on at least one additional development program; and

  •
  preparation for the out-licensing of ATI-2042 and ATI-5923 during 2009.

        The compensation committee has not determined whether it would attempt to recover cash incentive payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent originally believed by the compensation committee. However, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

        Long-Term Equity Compensation.    The salary and cash incentive payment components of our executive compensation program are intended to compensate our executive officers for short-term performance. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of equity-based awards. Our equity benefit plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees' interests with the interests of our stockholders. Our compensation committee believes that the use of equity and equity-based awards offers the best approach to achieving our compensation goals and currently provides tax and other advantages to our employees relative to other forms of equity compensation. We believe that our equity benefit plans are an important retention tool for our employees.

        We have not adopted stock ownership guidelines, and, other than for our co-founders, our equity benefit plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company. Prior to our initial public offering in November 2007, we granted equity awards primarily through our 2001 Equity Incentive Plan, which was adopted by our Board and stockholders to permit the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to our officers, directors, scientific advisory board members, employees and consultants. In connection with our initial public offering, our Board adopted new equity benefit plans described under "—Equity Benefit Plans" below. The 2007 Equity Incentive Plan replaced our 2001 Equity Incentive Plan and, as described below, affords our compensation committee much greater flexibility in making a wide variety of equity awards. Participation in our 2007 Employee Stock Purchase Plan is available to all executive officers on the same basis as our other employees. However, as of March 31, 2008, we had not commenced any offerings under our 2007 Employee Stock Purchase Plan, but expect to do so this year. The 2007 Non-Employee Directors Stock Option Plan provides for non-discretionary equity awards to our non-employee directors. See "Information Regarding the Board of Directors and Corporate Governance—Director Compensation" for more detailed information on these non-discretionary equity awards.

        In 2006 and 2007, certain of our named executive officers, who are designated below under "—2007 and 2006 Summary Compensation Table," were awarded stock options and restricted stock awards under our equity benefit plans in the amounts indicated in the section below entitled "—Grants of Plan Based Awards." In determining the size of the equity awards granted to our named executive officers in 2006 and 2007, as well as in February 2008, the compensation committee (or in certain instances our Board) took into account each named executive officer's position, scope of responsibility, ability to affect stockholder value, the individual's historic and recent performance, and our policy of looking to benchmark data from our peer companies with a goal of ensuring a level of long-term incentive compensation for our named executive officers as a group at approximately the 50th percentile of long-term incentive compensation for executive officers in similar positions with similar responsibilities at our peer companies. In the future, the compensation committee may deviate from this target level based on an executive officer's position and level of responsibility, potential contribution to the achievement of our long-term goals, equity award guidelines established by us and any other relevant factors.

        Employment Agreements.    Our executive officers are parties to employment agreements with us, which are more fully described under "—Employment Agreements" below.

        Severance and Change of Control Benefits.    Under their employment agreements, our executive officers are entitled to certain severance and change of control benefits, the terms of which are more fully described below under "—Severance and Change of Control Benefits." Our executive officers are generally entitled to a combination of a lump-sum severance payment, health insurance reimbursement and, in certain cases, accelerated vesting of stock options. We have found this combination of benefits to be generally typical for peer companies in our industry. With respect to change of control benefits, we provide severance compensation if an executive officer is terminated in connection with a change of control transaction to further promote the ability of our executive officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction. We also believe that the other severance benefits are appropriate, particularly with respect to a termination by us without cause since in that scenario, we and the executive have a mutually-agreed-upon severance package that is in place prior to any termination event which provides us with more flexibility to make a change in executive management if such a change is in our stockholders' best interests. As a result, we believe these severance and change of control benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals.

        Stock Appreciation Rights.    Our 2007 Equity Incentive Plan authorizes us to grant stock appreciation rights, or SARs, which are more fully described below under "—Equity Benefit Plans." To date, no SARs have been awarded to any of our executive officers. However, our compensation committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

        Restricted Stock Awards.    The compensation committee authorized the grant of restricted stock awards pursuant to our 2001 Equity Incentive Plan to our Chief Executive Officer in 2006 and 2007 in the amounts and terms more fully described in the section below entitled "—Compensation Actions for Our Executive Officers." The compensation committee, in its discretion, may in the future elect to make additional restricted stock awards to our executive officers if they deem it advisable.

        Other Benefits.    We maintain a 401(k) plan in which all of our employees are entitled to participate. For more information about our 401(k) plan see the section below entitled "—Post-Retirement Benefits." We provide health care, dental and vision benefits to all full-time employees, including our executive officers. We also have a flexible benefits healthcare plan and a flexible benefits childcare plan under which employees can set aside pre-tax funds to pay for qualified health care expenses and qualified childcare expenses not reimbursed by insurance. Under certain circumstances, we also provide limited reimbursement for the costs of childcare for children up to five years old. These benefits are available to all employees, including our executive officers, subject to applicable laws.

Compensation Actions for Our Executive Officers

        Paul Goddard, Ph.D.—Chairman and Chief Executive Officer.    Dr. Goddard's base salary effective as of January 1, 2008 is $437,850, reflecting a 4.25% increase over his base salary in 2007. The compensation committee approved this increase in part to be competitive with the compensation offered by peer companies in our geographic area and to provide Dr. Goddard an adequate retention incentive. Dr. Goddard received an incentive payment valued at $200,000 for performance in 2007. The compensation committee determined Dr. Goddard's cash incentive payment to be approximately 95% of his target bonus. Dr. Goddard's individual performance goals mirrored our corporate goals, although he had the added goal of strengthening our management team and ensuring that our management team worked together effectively in continuing to move our products through research and development and in funding ARYx. In reviewing the achievement of our corporate goals and Dr. Goddard's role in helping us achieve them, the compensation committee made a subjective determination that a bonus equal to 95% of the target bonus was appropriate. In addition, Dr. Goddard received a discretionary cash bonus of $40,000 for 2007 in connection with the completion of our initial public offering in November 2007. In April 2007, the compensation committee granted Dr. Goddard a restricted stock award of 25,000 shares of our common stock under our 2001 Equity Incentive Plan to provide Dr. Goddard an adequate retention incentive. We have a right of repurchase over the shares subject to the April 2007 award that lapses as to 520 shares for each month that Dr. Goddard remains employed as our Chief Executive Officer; provided, however, that to the extent Dr. Goddard no longer serves as our Chief Executive Officer but continues to serve as Chairman of the Board, our right of repurchase will lapse at a reduced rate of 260 shares for each month that Dr. Goddard serves as Chairman of the Board. In February 2008, the compensation committee granted Dr. Goddard a stock option under our 2007 Equity Incentive Plan to purchase 100,000 shares of common stock at an exercise price of $7.55 per share, reflecting the fair market value of our common stock on the date of grant. This stock option vests in equal monthly installments over 48 months measured from the date of grant.

        Peter G. Milner, M.D.—President, Research and Development and Director.    Dr. Milner's base salary effective as of January 1, 2008 is $322,857, or a 4.25% increase over his base salary for the prior

12-month period. The compensation committee approved this increase in part in order to be competitive with the compensation offered by peer companies in our geographic area and to provide Dr. Milner an adequate retention incentive. Dr. Milner received a cash incentive payment of $80,000 for his contributions and performance in 2007, or approximately 86% of his target bonus. Dr. Milner's individual performance goals in 2007 were tailored to his role in helping us meet our clinical and regulatory objectives for 2007. Dr. Milner's bonus reflects the fact that our clinical and regulatory goals were largely met, particularly the completion of two Phase 2 clinical trials for ATI-5923, continued enrollment in a Phase 2 clinical trial for ATI-2042, selection of ATI-9242 as a clinical candidate and our continued progress towards identifying new potential product candidates for our research programs. In February 2007, Dr. Milner was granted a stock option under our 2001 Equity Incentive Plan to purchase 21,666 shares of common stock. 25.0% of the shares subject to this stock option vested in November 2007 and the remaining shares vest in equal monthly installments over the subsequent 36 months. In February 2008, the compensation committee granted Dr. Milner a stock option under our 2007 Equity Incentive Plan to purchase 40,000 shares of common stock at an exercise price of $7.55 per share, reflecting the fair market value of our common stock on the date of grant. This stock option vests in equal monthly installments over 48 months measured from the date of grant.

        John Varian—Chief Operating Officer and Chief Financial Officer.    Mr. Varian's base salary effective as of January 1, 2008 is $314,773, or a 4.25% increase over his base salary for the prior 12-month period. The compensation committee approved this increase in part in order to be competitive with the compensation offered by peer companies in our geographic area and to provide Mr. Varian an adequate retention incentive. Mr. Varian received a $70,000 cash incentive payment for his contributions and performance in 2007, or approximately 93% of his target bonus. Mr. Varian's individual performance goals were to help us successfully execute our initial public offering, prepare us to operate as a public company and maximize the value of our partnership with P&G, on ATI-7505. His cash incentive payment reflects his substantial contributions and achievements in each of those areas. In February 2007, Mr. Varian was granted a stock option under our 2001 Equity Incentive Plan to purchase 34,166 shares of common stock. 25.0% of the shares subject to this stock option vested in November 2007 and the remaining shares vest in equal monthly installments over the subsequent 36 months. In February 2008, the compensation committee granted Mr. Varian a stock option our 2007 Equity Incentive Plan to purchase 44,000 shares of common stock at an exercise price of $7.55 per share, reflecting the fair market value of our common stock on the date of grant. This stock option vests in equal monthly installments over 48 months measured from the date of grant.

        Pascal Druzgala, Ph.D.—Vice President and Chief Scientific Officer.    Dr. Druzgala's base salary effective as of January 1, 2008 is $262,463, or a 4.0% increase over his base salary for the prior 12-month period. The compensation committee approved this increase in part in order to be competitive with the compensation offered by peer companies in our geographic area and to provide Dr. Druzgala an adequate retention incentive. Dr. Druzgala received a cash incentive payment of $60,000 for his contributions and performance in 2007, or approximately 95% of his target bonus. Dr. Druzgala's individual performance goals in 2007 were to assist in identifying and hiring key scientific personnel, lead our research department which was growing in size and management complexity, be primarily responsible for the identification of ATI-9242 as a clinical candidate and ensure the advancement of our research programs focused on identifying new potential product candidates. Dr. Druzgala's bonus reflects the successful development of a new product candidate for preclinical studies as well as the compensation committee's subjective determination of his role in building and managing a larger and more complex research program. In February 2007, Dr. Druzgala was granted a stock option under our 2001 Equity Incentive Plan to purchase 25,000 shares of common stock. 25.0% of the shares subject to this stock option vested in November 2007 and the remaining shares vest in equal monthly installments over the subsequent 36 months. In February 2008, the compensation committee granted Dr. Druzgala a stock option under our 2007 Equity Incentive Plan to purchase 35,000 shares of common stock at an exercise price of $7.55 per share, reflecting the fair market value of our common stock on the date of grant. This stock option vests in equal monthly installments over 48 months measured from the date of grant.

        Daniel Canafax, Pharm.D.—Vice President and Chief Development Officer.    We hired Dr. Canafax as our Vice President and Chief Development Officer in February 2007 with a base salary of $255,000. In accordance with the terms of his employment agreement, Dr. Canafax received a hire incentive bonus of $50,000 and an additional cash bonus of $50,000 in August 2007. In February 2007, Dr. Canafax was also granted a stock option under our 2001 Equity Incentive Plan to purchase 83,333 shares of common stock. 25.0% of the shares subject to this option vest as of the grant date and the remaining shares will vest in equal monthly installments over three years from the first anniversary of Dr. Canafax's start of employment with us. Dr. Canafax's base salary effective as of January 1, 2008 is $263,288, or a 3.25% increase over his initial base salary in 2007. The compensation committee approved this increase in part in order to be competitive with the compensation offered by peer companies in our geographic area and to provide Dr. Canafax an adequate retention incentive. Dr. Canafax received a cash incentive payment of $45,000 for his contributions and performance in 2007, or approximately 71% of his target bonus. Dr. Canafax's individual performance goals in 2007 were principally focused on leading the company's development team in the completion of two Phase 2 clinical trials for ATI-5923, the continued enrollment of our Phase 2 clinical trial for ATI-2042, leading efforts in the preparation of an Investigation New Drug application with the United States Food and Drug Administration for ATI-9242, and ensuring the manufacture of clinical drug products to be used in our on-going clinical trials for ATI-9242. In February 2008, the compensation committee granted Dr. Canafax a stock option under our 2007 Equity Incentive Plan to purchase 60,000 shares of common stock at an exercise price of $7.55 per share, reflecting the fair market value of our common stock on the date of grant. This stock option vests in equal monthly installments over 48 months measured from the date of grant.

        David Nagler—Vice President, Corporate Affairs and Secretary.    Mr. Nagler's base salary effective as of January 1, 2008 is $249,223, or a 4.25% increase over his base salary for the prior 12-month period. The compensation committee approved this increase in part in order to be competitive with the compensation offered by peer companies in our geographic area and to provide Mr. Nagler an adequate retention incentive. Mr. Nagler received a cash incentive payment of $55,000 for his contributions and performance in 2007, or approximately 92% of his target bonus. Mr. Nagler's individual performance goals for 2007 were to implement an effective human resources plan, oversee certain information technology system implementations and manage certain internal elements related to the consummation of our initial public offering. Mr. Nagler's bonus reflects the successful completion of our initial public offering, as well as the implementation of a number of human resource initiatives aimed at retaining our skilled workforce. In February 2007, Mr. Nagler was granted a stock option under our 2001 Equity Incentive Plan to purchase 11,666 shares of common stock. 25.0% of the shares subject to this option vest upon the closing of this offering and the remaining shares subject to this stock option will vest in equal monthly installments over three years from the closing date of this offering. In February 2008, the compensation committee granted Mr. Nagler a stock option under our 2007 Equity Incentive Plan to purchase 30,000 shares of common stock at an exercise price of $7.55 per share, reflecting the fair market value of our common stock on the date of grant. This stock option vests in equal monthly installments over 48 months measured from the date of grant.

Accounting and Tax Considerations

        Effective January 1, 2006, we began accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS 123(R). Under the provisions of SFAS 123(R), compensation expense related to stock- based transactions, including employee and director stock-based awards, is estimated at the date of grant based on the stock award's fair value and is recognized as expense over the requisite service period. We adopted SFAS 123(R) using the modified prospective transition method which requires that compensation expense be recorded for new awards and awards modified, repurchased, or cancelled after January 1, 2006, as well as for all unvested stock-based awards as of January 1, 2006. The Compensation Committee has determined to retain for the foreseeable future our stock option program as the sole component of its long-term executive compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123(R). The Compensation Committee has considered, and may in the future consider, the grant of restricted stock or restricted stock units to our executive officers in lieu of or in addition to stock option grants in light of the accounting impact of SFAS 123(R) with respect to stock option grants and other considerations. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

        Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation." The compensation committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as "performance-based compensation." To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the compensation committee has not adopted a policy that requires all compensation to be deductible. However, the compensation committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Conclusion

        It is the opinion of the Compensation Committee that our compensation philosophy and related policies and elements described above provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives.

2007 AND 2006 SUMMARY COMPENSATION TABLE

        The following table sets forth all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and our four other highest paid executive officers for the year ended December 31, 2007. The officers listed in the table below are referred to in this prospectus as our "named executive officers."

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Paul Goddard, Ph.D. Chairman and Chief Executive Officer	2007 2006	408,692 400,000		40,417 40,175	75,464 60,500	355,260 198,441	240,000 110,000	1,896 1,806	(5) (5)	1,121,729 810,922
Peter G. Milner, M.D. President, Research and Development and Director	2007 2006	309,695 300,675		417 175	— —	40,320 24,528	80,000 110,000	11,172 688	(6) (5)	441,604 436,066
John Varian Chief Operating Officer and Chief Financial Officer	2007 2006	301,941 284,850		417 175	— —	62,030 39,821	70,000 75,000	10,084 791	(7) (8)	444,472 400,637
Pascal Druzgala, Ph.D. Vice President and Chief Scientific Officer	2007 2006	252,368 240,350		417 175	— —	38,804 15,606	60,000 55,000	38,054 38,023	(9) (10)	389,643 349,154
Daniel Canafax, Pharm.D. Vice President and Chief Development Officer(14)	2007 2006	224,091 —	(6)	100,417 —	— —	76,717 —	45,000 —	5,202 —	(11)	451,426 —
David Nagler Vice President, Corporate Affairs and Secretary	2007 2006	239,063 232,100		417 175	— —	30,390 25,916	55,000 43,000	74,757 101,802	(12) (13)	399,626 402,993

(1)
Represents a discretionary non-cash holiday bonus of $417 and $175 paid by us in 2007 and 2006, respectively. For Dr. Goddard, the amount also included a discretionary cash bonus of $40,000 for performance in 2007 related to the consummation of our initial public offering and in 2006 related to the consummation of our collaboration with P&G. For Dr. Canafax, the amount also included a sign-on bonus of $100,000.

(2)
Represents the compensation expense attributable to stock awards earned by the named executive officers in 2007. The compensation expense is based on the grant-date fair value of each performance share award as determined under SFAS 123(R). Assumptions used in the calculation of the SFAS 123(R) grant-date fair value are set forth in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K for such year. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeiture related to service-based vesting conditions.

(3)
Represents the SFAS 123(R) compensation expense attributable to stock options earned by the named executive officers for the applicable year, whether granted in the current year or in prior years. The compensation expense is based on the grant-date fair value of each stock option grant. Assumptions used in the calculation of the SFAS 123(R) grant-date fair value are set forth in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K for such year. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeiture related to service-based vesting conditions.

(4)
Represents cash incentive payments earned for the respective year but paid in the subsequent year based on our Compensation Committee's review of corporate performance and individual achievements for the respective year. For more information on our long-term incentive compensation program see "Compensation Discussion and Analysis—Long-Term Equity Compensation."

(5)
Represents group term life insurance premiums paid by us.

(6)
Consists of $714 in group term life insurance premiums and $10,459 in matching 401(k) plan contributions paid by us.

(7)
Consists of $450 in group term life insurance premiums and $9,635 in matching 401(k) plan contributions paid by us.

(8)
Consists of $421 in group term life insurance premiums and $370 in long term disability insurance premiums paid by us.

(9)
Consists of $554 in group term life insurance premiums and a $37,500 housing allowance paid by us.

(10)
Consists of $523 in group term life insurance premiums and a $37,500 housing allowance paid by us.

(11)
Consists of $970 in group term life insurance premiums, $608 in long-term disability insurance premiums and $3,624 in matching 401(k) plan contributions paid by us.

(12)
Consists of $971 in group term life and $670 in long-term disability insurance premiums paid by us and $73,116 resulting from our forgiveness of the principal amount and accrued interest due on a relocation loan granted to Mr. Nagler.

(13)
Consists of $338 in group term life insurance premiums, $370 in long-term disability insurance premiums and a $70,987 housing allowance paid by us, together with $30,107 resulting from our forgiveness of the principal amount and accrued interest due on a relocation loan granted to Mr. Nagler.

(14)
Dr. Canafax was hired by us in February 2007 and amounts reflect compensation earned for the period since he was hired.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2007

        The following table sets forth certain additional information regarding grants of plan-based awards to our named executive officers for the year ended December 31, 2007:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2) Target ($)	All Other Stock Awards: # of Shares of Stock (#)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Paul Goddard, Ph.D.(1)	2/15/07 4/10/07 —	— — 210,000	18,333 25,000 —	— — —	— — —	60,500 82,500 —
Peter G. Milner, M.D.	2/15/07 —	— 92,989	— —	21,666 —	3.30 —	41,445 —
John Varian	2/15/07 —	— 75,485	— —	34,166 —	3.30 —	65,357 —
Pascal Druzgala, Ph.D.	2/15/07 —	— 63,092	— —	25,000 —	3.30 —	47,823 —
Daniel Canafax, Pharm.D.(3)	2/15/07 —	— 63,750	— —	83,333 —	3.30 —	153,506 —
David Nagler	2/15/07 —	— 55,765	— —	11,666 —	3.30 —	22,316 —

(1)
Dr. Goddard elected to receive a portion of his plan-based cash incentive payment for 2006 in the form of a stock award. The compensation committee granted an award of 18,333 shares of common stock, fully vested, on February 15, 2007. The fair value of the award was $60,500 based on a per share price of $3.30, as determined in good faith by the Board on the grant date and in accordance with FAS 123R.

(2)
This column sets forth the target cash bonus amounts for each named executive officer for the year ended December 31, 2007 under our cash incentive payment program established by the Board. For Dr. Goddard, the target bonus was 50% of his salary and for Dr. Milner the target bonus was 30% of his salary. The target bonuses for Dr. Druzgala and Messrs. Varian and Nagler were 25% of their respective base salaries for 2007. The actual cash bonus award earned for the year ended December 31, 2007 is set forth in "—2007 and 2006 Summary Compensation Table" above. As such, the amounts set forth in this column do not represent additional compensation earned by our named executive officers for the year ended December 31, 2007. For a description of our cash incentive payment program, please see "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Cash Incentive Payments" above.

(3)
Dr. Canafax was hired in February 2007 and the option award he received was in connection with his employment with us.

EXECUTIVE EMPLOYMENT AGREEMENTS

        Paul Goddard, Ph.D.    In September 2005, we entered into an employment agreement with Dr. Goddard, Chairman of the Board and our Chief Executive Officer. The agreement provides that Dr. Goddard would receive an annual base salary of $400,000 and would be eligible to earn an annual bonus of up to 50% of his annual base salary contingent on the completion of specific business objectives to be determined by the Board. While not addressed in the agreement, these business objectives for Dr. Goddard were subsequently determined by our compensation committee to be as follows: (i) his successful assumption of the duties of Chief Executive Officer, (ii) his contribution towards our consummation of a strategic collaboration arrangement for ATI-7505 and (iii) his contribution towards the successful completion of our Series E preferred stock private financing. The agreement provided that the Board would set additional business objectives that, if the Board deemed accomplished, would raise Dr. Goddard's annual bonus by up to an additional $40,000 per year. The agreement provides that Dr. Goddard is employed "at-will," and his employment may be terminated at any time by us or Dr. Goddard. Dr. Goddard is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement provides Dr. Goddard with certain severance and change of control benefits. See "—Severance and Change of Control Benefits" below. Dr. Goddard's base salary has been increased since the date of his employment agreement primarily as a result of market conditions rather than Dr. Goddard's achievement of any business objectives.

        Peter G. Milner, M.D.    In September 2005, we entered into an employment agreement with Dr. Milner, our President, Research and Development and a member of the Board. The agreement provided that Dr. Milner would receive an annual base salary and would be eligible to earn an annual bonus appropriate to his position as established by the compensation committee, and contingent on the successful completion of specific business objectives mutually determined by Dr. Milner and our Board. These business objectives for Dr. Milner were mutually determined by our compensation committee and Dr. Milner to be as follows: (i) his successful transition to the duties of President, Research and Development, (ii) his contribution towards our consummation of a strategic collaboration arrangement for ATI-7505 and (iii) his contribution towards the successful completion of our Series E preferred stock private financing. The agreement reaffirmed prior issuances of stock options, including a stock option to purchase 33,333 shares of common stock under our 2001 Equity Incentive Plan issued pursuant to a prior employment agreement entered into in February 2005 and amended in September 2005. The shares subject to such stock option shall vest over a four year period, with 1/4th of the shares subject to the stock option vesting on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vesting monthly thereafter. The agreement provides that Dr. Milner is employed "at-will," and his employment may be terminated at any time by us or Dr. Milner. Dr. Milner is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement provides Dr. Milner with certain severance and change of control benefits. See "—Severance and Change of Control Benefits" below. Dr. Milner's base salary has been increased since the date of his employment primarily as a result of market conditions rather than Dr. Milner's achievement of any business objectives.

        John Varian.    In November 2003, we entered into an employment agreement with Mr. Varian, our Chief Operating Officer and Chief Financial Officer. The agreement provided that Mr. Varian would receive an annual base salary of $260,000, a starting bonus of $30,000 and would be eligible to earn a bonus of $50,000 in 2004 for satisfaction of certain specified milestones. The agreement also provided for the issuance of a stock option to purchase 83,333 shares of common stock under our 2001 Equity Incentive Plan. The shares subject to such stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vesting monthly thereafter. The agreement provides that Mr. Varian is employed "at-will," and his employment may be terminated at any time by us or Mr. Varian.

Mr. Varian is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement provides Mr. Varian with certain severance and change of control benefits. See "—Severance and Change of Control Benefits" below.

        Pascal Druzgala, Ph.D.    In July 2002, we entered into an employment agreement with Dr. Druzgala, our Vice President and Chief Scientific Officer. The agreement provided that Dr. Druzgala would receive an annual base salary of $200,000 and would be eligible to earn an annual bonus of up to $50,000 for satisfaction of certain specified milestones. The agreement also provided for the issuance of a stock option to purchase 50,000 shares of common stock under our 2001 Equity Incentive Plan upon the closing of our Series C preferred stock financing. The shares subject to such stock option shall vest in equal monthly installments over four years. The agreement provides that Dr. Druzgala is employed "at-will," and his employment may be terminated at any time by us or Dr. Druzgala. Dr. Druzgala is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement provides Dr. Druzgala with certain severance and change of control benefits. See "—Severance and Change of Control Benefits" below.

        Daniel Canafax, PharM.D.    In January 2007, we entered into an employment agreement with Dr. Canafax, our Vice President and Chief Development Officer. The agreement provided that Dr. Canafax would receive an annual base salary of $255,000, a starting bonus of $50,000, a bonus of $50,000 payable on August 1, 2007 and would be eligible to earn an annual bonus of up to 25% of his annual base salary for performance in 2007. The agreement also provided for the issuance of a stock option to purchase 83,333 shares of common stock under our 2001 Equity Incentive Plan. The shares subject to such stock option shall vest over a four year period, with 1/4th of the shares subject to the stock option vesting on the grant date, and 1/48th of the shares subject to the stock option vesting monthly from the date of the first anniversary of his employment with us. The agreement provides that Dr. Canafax is employed "at-will," and his employment may be terminated at any time by us or Dr. Canafax. Dr. Canafax is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement provides Dr. Canafax with certain severance and change of control benefits. See "—Severance and Change of Control Benefits" below.

        David Nagler.    In July 2003, we entered into an employment agreement with Mr. Nagler, our Vice President, Corporate Affairs and Secretary. The agreement provided that Mr. Nagler would receive an annual base salary of $200,000 and would be eligible to earn a bonus of $25,000 in 2004 for satisfaction of certain specified milestones. The agreement also provided for the issuance of a stock option to purchase 30,000 shares of common stock under our 2001 Equity Incentive Plan. The shares subject to such stock option shall vest over a four year period, with 1/4th of the shares subject to the stock option vesting on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vesting monthly thereafter. The agreement provides that Mr. Nagler is employed "at-will," and his employment may be terminated at any time by us or Mr. Nagler. Mr. Nagler is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

SEVERANCE AND CHANGE OF CONTROL BENEFITS

        Paul Goddard, Ph.D.    Our employment agreement with Dr. Goddard, our Chairman and Chief Executive Officer, provides that if he is terminated without good cause or resigns with good reason he will receive a lump sum severance payment in an amount equal to six months of his then-current base salary, subject to withholdings and deductions. In addition, if Dr. Goddard timely elects COBRA health insurance coverage, we will reimburse his COBRA premiums for a maximum of either six months following the date his employment terminates or until he is eligible for health insurance coverage from another source, whichever occurs sooner. The stock options to purchase 100,000 and 238,333 shares of our common stock, respectively, granted to Dr. Goddard on March 4, 2005 provide that if Dr. Goddard is terminated without good cause or resigns with good reason within 24 months following a change of control, the shares subject to such grants shall become fully vested as of Dr. Goddard's termination or resignation date. The stock option to purchase 238,333 shares of our common stock further provides that, in the absence of a change of control, Dr. Goddard shall be credited with one year of additional vesting upon his termination without good cause or resignation with good reason.

        The following table describes the potential payments to Dr. Goddard upon his termination without good cause or resignation for good reason, both in connection with a change of control and not in connection with a change of control, as of December 31, 2007. The following table does not include amounts in which Dr. Goddard had already vested as of December 31, 2007. Such vested amounts would include vested restricted stock grants and stock option awards, accrued wages and accrued vacation. The actual compensation to be paid can only be determined at the time of termination of employment.

	Change of Control			No Change of Control
Name	Salary(1)	Equity Acceleration(2)	Benefits(3)	Salary(1)	Equity Acceleration(2)	Benefits(3)
Paul Goddard, Ph.D.	$210,000	$590,871	$8,934	$210,000	$354,501	$8,934

(1)
Represents six months of continued salary based on 2007 base salary.

(2)
Calculated based on price per share of our common stock of $7.75, the closing price of our common stock on December 31, 2007 as quoted on the NASDAQ Global Market, assuming a change of control were to consummate on that date.

(3)
Represents six months of COBRA health benefits at the benefit rate for 2007.

        Peter G. Milner, M.D.    Our employment agreement with Dr. Milner, our President, Research and Development and a member of the Board, provides that if he is terminated without good cause or resigns with good reason he will receive a lump sum severance payment in an amount equal to 12 months of his then-current base salary, subject to withholdings and deductions. In addition, if Dr. Milner timely elects COBRA health insurance coverage, we will reimburse his COBRA premiums for a maximum of either 12 months following the date his employment terminates or until he is eligible for health insurance coverage from another source, whichever occurs sooner. If Dr. Milner is terminated without good cause or resigns with good reason within 13 months following a change of control, the stock options to purchase 33,333 and 20,833 shares of our common stock granted in February 2005 and September 2005, respectively, granted to Dr. Milner shall become fully vested as of Dr. Milner's termination or resignation date. While our other named executive officers are entitled to a lump sum severance payment equal to six months salary and to reimbursement of up to six months of COBRA health insurance premiums, Dr. Milner's higher levels of benefits reflect his prioritization of these components of compensation as part of the negotiation of his employment agreement.

        The following table describes the potential payments to Dr. Milner upon his termination without good cause or resignation for good reason, both in connection with a change of control and not in connection with a change of control, as of December 31, 2007. The following table does not include amounts in which Dr. Milner had already vested as of December 31, 2007. Such vested amounts would include vested stock option awards, accrued wages and accrued vacation. The actual compensation to be paid can only be determined at the time of termination of employment.

	Change of Control			No Change of Control
Name	Salary(1)	Equity Acceleration(2)	Benefits(3)	Salary(1)	Equity Acceleration	Benefits(3)
Peter G. Milner, M.D.	$309,695	$122,403	$16,913	$309,695	—	$16,913

(1)
Represents 12 months of continued salary based on 2007 base salary.

(2)
Calculated based on price per share of our common stock of $7.75, the closing price of our common stock on December 31, 2007 as quoted on the NASDAQ Global Market, assuming a change of control were to consummate on that date.

(3)
Represents 12 months of COBRA health benefits at the benefit rate for 2007.

        John Varian.    Our employment agreement with Mr. Varian, our Chief Operating Officer and Chief Financial Officer, provides that if he is terminated without good cause or resigns with good reason, he will receive a lump sum severance payment in an amount equal to six months of his then-current base salary, subject to withholdings and deductions. In addition, if Mr. Varian timely elects COBRA health insurance coverage, we will reimburse his COBRA premiums for a maximum of either six months following the date his employment terminates or until he is eligible for health insurance coverage from another source, whichever occurs sooner.

        The following table describes the potential payments to Mr. Varian upon his termination without good cause or resignation for good reason, as of December 31, 2007. The following table does not include amounts in which Mr. Varian had already vested as of December 31, 2007. Such vested amounts would include vested stock option awards, accrued wages and accrued vacation. The actual compensation to be paid can only be determined at the time of termination of employment.

Name	Salary(1)	Benefits(2)
John Varian	$150,971	$8,934

(1)
Represents six months of continued salary based on 2007 base salary.

(2)
Represents six months of COBRA health benefits at the benefit rate for 2007.

        Pascal Druzgala, Ph.D.    Our employment agreement with Dr. Druzgala, our Vice President and Chief Scientific Officer, provides that if he is terminated without good cause or resigns with good reason he will receive a lump sum severance payment in an amount equal to six months of his then-current base salary, subject to withholdings and deductions. In addition, if Dr. Druzgala timely elects COBRA health insurance coverage, we will reimburse his COBRA premiums for a maximum of either six months following the date his employment terminates or until he is eligible for health insurance coverage from another source, whichever occurs sooner.

        The following table describes the potential payments to Dr. Druzgala upon his termination without good cause or resignation for good reason, as of December 31, 2007. The following table does not include amounts in which Dr. Druzgala had already vested as of December 31, 2007. Such vested amounts would include vested stock option awards, accrued wages and accrued vacation. The actual compensation to be paid can only be determined at the time of termination of employment.

Name	Salary(1)	Benefits(2)
Pascal Druzgala, Ph.D.	$126,184	$6,224

(1)
Represents six months of continued salary based on 2007 base salary.

(2)
Represents six months of COBRA health benefits at the benefit rate for 2007.

        Daniel Canafax, PharM.D.    Our employment agreement with Dr. Canafax, our Vice President and Chief Development Officer, provides that if he is terminated without good cause or resigns with good reason he will receive a lump sum severance payment in an amount equal to six months of his then-current base salary, subject to withholdings and deductions. In addition, if Dr. Canafax timely elects COBRA health insurance coverage, we will reimburse his COBRA premiums for a maximum of either six months following the date his employment terminates or until he is eligible for health insurance coverage from another source, whichever occurs sooner. If Dr. Canafax is terminated without good cause or resigns with good reason within 13 months following a change of control, the stock option to purchase 83,333 shares of our common stock granted to Dr. Canafax shall become fully vested as of Dr. Canafax's termination or resignation date. In the absence of a change of control, Dr. Canafax shall be credited with six months of additional vesting of the shares subject to such stock option upon his termination without good cause or resignation with good reason.

        The following table describes the potential payments to Dr. Canafax upon his termination without good cause or resignation for good reason, both in connection with a change of control and not in connection with a change of control, as of December 31, 2007. The following table does not include amounts in which Dr. Canafax had already vested as of December 31, 2007. Such vested amounts would include vested option awards, accrued wages and accrued vacation. The actual compensation to be paid can only be determined at the time of termination of employment.

	Change of Control			No Change of Control
Name	Salary(1)	Equity Acceleration(2)	Benefits(3)	Salary(1)	Equity Acceleration(2)	Benefits(3)
Daniel Canafax, Pharm.D.	$127,500	$278,121	$8,934	$127,500	$46,351	$8,934

(1)
Represents six months of continued salary based on 2007 base salary.

(2)
Calculated based on price per share of our common stock of $7.75, the closing price of our common stock on December 31, 2007 as quoted on the NASDAQ Global Market, assuming a change of control were to consummate on that date.

(3)
Represents six months of COBRA health benefits at the benefit rate for 2007.

        Upon a change of control or certain other corporate transactions of ARYx, if the successor corporation refuses to assume or substitute the equity awards held by our employees, including our named executive officers, unvested stock options will fully vest. The table below shows our estimates of the amount of the benefit each of our named executive officers would have received if the unvested stock options held by them as of December 31, 2007 had become fully vested as a result of a change of control. The estimated benefit amount of unvested stock option awards was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on December 31, 2007, which was $7.75, and the exercise price of the stock option award.

Name	Number of Unvested Options at December 31, 2007 (#)	Total Estimated Benefit ($)
Paul Goddard, Ph.D.	99,306	769,622
Peter G. Milner, M.D.	36,370	281,868
John Varian	54,583	423,018
Pascal Druzgala, Ph.D.	31,875	247,031
Daniel Canafax, Pharm.D.	62,499	484,367
David Nagler	30,276	234,639

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

        The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers as of December 31, 2007:

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Paul Goddard, Ph.D.	(5) (5) (6) (5) (3) (4)	4,166 120,000 122,361 100,000 — —	— — 99,306 — — —	0.90 1.80 1.80 1.80 — —	7/23/2013 3/3/2015 3/3/2015 3/3/2015 — —	— — — — 9,021 20,832	— — — — 69,913 161,448
Peter G. Milner, M.D.	(7) (8) (9)	23,611 9,983 5,868	9,722 10,850 15,798	1.80 1.80 3.30	1/15/2015 9/20/2015 2/14/2017	— — —	— — —
John Varian	(5) (7) (8) (9)	83,333 56,510 7,986 9,253	— 20,990 8,680 24,913	0.90 1.80 1.80 3.30	12/16/2013 1/18/2015 9/20/2015 2/14/2017	— — — —	— — — —
Pascal Druzgala, Ph.D.	(5) (7) (8) (9)	50,000 13,368 7,986 6,770	— 4,965 8,680 18,230	0.90 1.80 1.80 3.30	7/23/2012 1/18/2015 9/20/2015 2/14/2017	— — — —	— — — —
Daniel Canafax, Pharm.D	(10)	20,834	62,499	3.30	2/14/2017	—	—
David Nagler	(5) (5) (7) (8) (9)	3,333 29,999 35,243 7,986 3,160	— — 13,090 8,680 8,506	0.90 0.90 1.80 1.80 3.30	11/13/2012 7/23/2013 1/18/2015 9/20/2015 2/14/2017	— — — — —	— — — — —

(1)
Represents the per share fair value of our common stock as determined by the Board in good faith on the date of grant.

(2)
The market value of the unvested shares has been calculated based on the closing price of our common stock as quoted on the NASDAQ Global Market on December 31, 2007.

(3)
Our right to repurchase the unvested shares lapses on a monthly basis at the rate of 694.44 shares per month, contingent upon Dr. Goddard's continuous service to us.

(4)
Our right to repurchase the unvested shares lapses on a monthly basis at the rate of 520.83 shares per month, contingent upon Dr. Goddard's continuous service to us.

(5)
Represents fully vested but unexercised stock option awards as of December 31, 2007.

(6)
1/48th of the shares subject to the option award vest monthly over four years commencing on August 16, 2005, provided that Dr. Goddard remains our Chief Executive Officer on a full-time basis with the exception of termination under certain change of control situations.

(7)
Shares subject to the option award vest over a four year period, with 1/4th of the shares vesting on the first anniversary of January 19, 2005 and 1/48th of the shares vesting each month thereafter until fully vested. All of the shares subject to Dr. Milner's stock option award for 33,333 shares of common stock can be early exercised prior to vesting.

(8)
6/48th of the shares subject to the option award vested in July 19, 2006, and 1/48th of the shares vest each month thereafter until fully vested.

(9)
1/4th of the shares subject to the option award vested on November 14, 2007, the date immediately following the closing of our initial public offering, and the remaining shares vest monthly over the remaining three years.

(10)
1/4th of the shares subject to the option award vested on February 14, 2007, the date of grant, and 1/48th of the shares subject to the stock option vesting monthly from the first anniversary of Dr. Canafax's start of employment with us.

OPTION EXERCISES AND STOCK VESTED DURING 2007

        The following table shows the number of restricted stock award shares vested and acquired upon exercise of stock options by our named executive officers during the year ended December 31, 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Paul Goddard, Ph.D.	54,166	$115,000	37,979	$148,279

(1)
Represents gain on exercise calculated based on the per share fair value of our common stock as determined by the Board in good faith at the time of exercise.

(2)
Calculated based on the per share fair value of our common stock as determined by the Board in good faith at time of vest before our common stock was publicly traded and based on the closing market price per share of our common stock thereafter.

PENSION BENEFITS

        Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2007.

POST-RETIREMENT BENEFITS

        We sponsor a 401(k) plan where our employees, including named executive officers, are eligible to participate. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees is $15,500 in 2007. Participants that are 50 years or older can also make "catch-up" contributions, which in 2007 may be up to an additional $5,000 above the statutory limit. Employee contributions are held and invested by the plan's trustee. As permitted under our 401(k) plan, we match participant contributions up to 3.5% of a participant's annual compensation, subject to statutory limits.

        During the year ended December 31, 2007, Dr. Milner, Mr. Varian and Dr. Canafax elected to defer a portion of their compensation under the 401(k) plan and, as a result, received corresponding matching contributions from us. See "—2007 and 2006 Summary Compensation Table" above for more details on the matching contributions paid by us for our named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

        During the year ended December 31, 2007, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

EQUITY BENEFIT PLANS

2001 Equity Incentive Plan

        Our Board adopted the 2001 Equity Incentive Plan, or 2001 Plan, in May 2001 and our stockholders approved the 2001 Plan in May 2002. Prior to November 2007, we granted options to our named executive officers under the 2001 Plan. The 2001 Plan was terminated in connection with our initial public offering so that no further awards may be granted under such plan. The Board has the authority to construe and interpret the terms of the 2001 Plan and the awards granted under it. Although the 2001 Plan has terminated, all outstanding options will continue to be governed by their existing terms. The following is a brief description of certain of the permissible terms of options granted under the 2001 Plan:

        Exercise Price.    The exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock on the date of grant. The exercise price of nonstatutory stock options may not be less than 85% of the fair market value of our common stock on the date of grant. Each of the options granted to our named executive officers in 2007 carry an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

        Vesting.    Shares subject to options under the 2001 Plan generally vest in a series of installments over an optionee's period of service, with a minimum vesting rate as to non-executive employees of at least 20% per year over five years from the date of grant. For the vesting terms for stock options and restricted stock awards granted to our named executive officers under the 2001 Plan see the section above entitled "—Outstanding Equity Awards at December 31, 2007."

        Term.    In general, the maximum term of options granted under the 2001 Plan is ten years from the date of grant. Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's service relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise the vested portion of any options for three months after the date of such termination. If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability, and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        Asset Sale or Merger.    In the event of a sale of substantially all of our assets or a merger, the surviving or acquiring corporation may assume or substitute substantially equivalent stock awards for the outstanding stock awards granted under the 2001 Plan. If the surviving or acquiring corporation elects not to assume or substitute for outstanding stock awards granted under the 2001 Plan, then stock awards held by individuals whose service has not terminated prior to the sale of substantially all of our assets or a merger will be accelerated in full. Upon consummation of the asset sale or merger, all outstanding stock awards will terminate to the extent not exercised or assumed by the surviving or acquiring corporation.

2007 Equity Incentive Plan

        Our Board adopted the 2007 Equity Incentive Plan, or 2007 Plan, in July 2007 and our stockholders approved the 2007 Plan in October 2007. The 2007 Plan became effective in connection with our initial public offering. The 2007 Plan will terminate on July 17, 2017, unless terminated earlier by the Board. During the year ended December 31, 2007, none of our named executive officers were granted any stock awards under the 2007 Plan. The following is a brief description of certain of the permissible terms of stock awards granted under the 2007 Plan:

        Stock Awards.    The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation (collectively, "stock awards"), which may be granted to employees, including officers, non-employee directors, and consultants.

        Share Reserve.    The aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2007 Plan is 650,000 shares. The number of shares of common stock reserved for issuance will automatically increase on January 1st, from January 1, 2008 through and including January 1, 2017, by the lesser of (a) 4.0% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year or (b) a lesser number of shares of common stock determined by the Board prior to the start of a calendar year for which an increase applies. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options over the term of the 2007 Plan is 6,666,666 shares.

        No person may be granted stock options or stock appreciation rights covering more than 666,666 shares of common stock under the 2007 Plan during any calendar year. Such limitation is designed to help assure that any deductions to which we would otherwise be entitled upon the exercise of such stock options and stock appreciation rights or upon the subsequent sale of shares acquired under such awards, will not be subject to the $1 million limitation on the income tax deductibility of compensation paid to certain executive officers imposed by Section 162(m) of the Internal Revenue Code.

        If a stock award granted under the 2007 Plan expires or otherwise terminates without being exercised in full, the shares of common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2007 Plan. In addition, the following types of shares under the 2007 Plan will become available for the grant of new stock awards under the 2007 Plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares subject to stock awards that are settled in cash; (c) shares withheld to satisfy income and employment withholding taxes; (d) shares used to pay the exercise price of an option in a net exercise arrangement; (e) shares tendered to us to pay the exercise price of an option; and (f) shares that are cancelled pursuant to an exchange or repricing program. Shares issued under the 2007 Plan may be previously unissued shares or reacquired shares, including shares bought on the open market.

        Administration.    The Board has delegated its authority to administer the 2007 Plan to our compensation committee. Subject to the terms of the 2007 Plan, our Board or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards, and the strike price of stock appreciation rights.

  The plan administrator has the authority to

  •
  reduce the exercise price of any outstanding option or the strike price of any outstanding stock appreciation right;

  •
  cancel any outstanding option or stock appreciation right and to grant in exchange one or more of the following:

  •
  new options or stock appreciation rights covering the same or a different number of shares of common stock,

  •
  new stock awards,

  •
  cash, and/or

  •
  other valuable consideration; or

  •
  engage in any action that is treated as a repricing under generally accepted accounting principles.

        Stock Options.    Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option provided that the exercise price of an incentive stock option and nonstatutory stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2007 Plan vest at the rate specified by the plan administrator.

        Generally, the plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of ten years (except in the case of certain incentive stock options, as described below). Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability, and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash or check, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionee, (d) a net exercise of the option, (e) a deferred payment arrangement and (f) other legal consideration approved by the plan administrator.

        Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee's death.

        Tax Limitations on Incentive Stock Options.    Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

        Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for: (a) cash, check, bank draft or money order, (b) past or future services rendered to us or our affiliates or (c) any other form of legal consideration approved by the plan administrator. Shares of common stock acquired under a restricted stock award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

        Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration acceptable to the Board. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect to shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant's cessation of continuous service for any reason.

        Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which cannot be less than 100% of the fair market value of the common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2007 Plan vests at the rate specified in the stock appreciation right agreement.

        The plan administrator determines the term of stock appreciation rights granted under the 2007 Plan up to a maximum of ten years. If a participant's service relationship with us, or any of our affiliates, ceases, then the participant, or the participant's beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

        Performance Stock Awards.    The 2007 Plan permits the grant of performance stock awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid to certain executive officers imposed by Section 162(m) of the Internal Revenue Code. To assure that the compensation attributable to one or more performance stock awards will so qualify, our compensation committee can structure one or more such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum benefit to be received by a participant in any calendar year attributable to performance stock awards may not exceed 666,666 shares of common stock.

        Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the 2007 Plan, (b) the maximum number of shares that may be issued pursuant to the exercise of incentive stock options, (c) the maximum number of stock options, stock appreciation rights, and performance stock awards for which any one person may be granted per calendar year and (d) the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

        Corporate Transactions.    In the event of certain significant corporate transactions as set forth in the 2007 Plan, outstanding stock awards under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. The Board may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (a) the value of the property that the stock award would have received upon exercise of the stock award, over (b) the exercise price otherwise payable in connection with the stock award.

        Changes in Control.    Our Board has the discretion to provide that a stock award under the 2007 Plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant's service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2007 Plan will not vest on such an accelerated basis unless specifically provided by the participant's applicable award agreement.

2007 Employee Stock Purchase Plan

        Additional long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan, or the ESPP, in which all regular employees, including executive officers, employed by us or by any of our affiliates may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Unless otherwise determined by the Board, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase. As of December 31, 2007, we had not commenced any offerings under the ESPP and had no shares of common stock issued pursuant to such plan.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of February 29, 2008 by: (i) each director and nominee for director; (ii) each of our executive officers; (iii) all executive officers and directors of ARYx as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with MPM Capital(2)	3,576,862	20.3%
Nomura Phase4 Ventures L.P.(3)	2,447,731	13.9
Entities affiliated with OrbiMed Advisors(4)	2,125,497	12.0
Executive Officers and Directors
Paul Goddard, Ph.D.(5)	496,074	2.8
Peter G. Milner, M.D.(6)	404,349	2.3
Pascal Druzgala, Ph.D.(7)	289,869	1.6
John Varian(8)	169,610	1.0
David Nagler(9)	87,359	*
Daniel Canafax, Pharm. D.(10)	26,805	*
Robert Adelman, M.D.(11)	2,141,977	12.1
Lars Ekman, M.D., Ph.D.(12)	16,897	*
Keith R. Leonard(13)	16,064	*
Herm Rosenman(14)	13,564	*
Paul J. Sekhri(15)	16,480	*
Nick Simon(16)	3,597,744	20.4
All executive officers and directors as a group (12 persons)(17)	7,276,792	39.2%

    *
    Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

    (1)
    This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, ARYx believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,662,974 shares outstanding on February 29, 2008, adjusted as required by rules promulgated by the SEC.

    (2)
    Consists of 54,414 shares held by MPM Asset Management Investors 2002 BVIII LLC, or MPM AMI BV III, 232,742 shares held by MPM BioVentures III GMBH & Co. Beteiligungs KG, 83,197 shares held by MPM BioVentures III Parallel Fund, LP, 185,182 shares held by MPM BioVentures III, LP, 2,754,144 shares held by MPM BioVentures III-QP, LP and 267,183 shares held by MPM BioVentures Strategic Fund, LP. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC, or MPM BV III LLC, are the direct and indirect general partners of the above mentioned funds. Luke Evnin,

      Ansbert Gadicke, Michael Steinmetz, Nicholas Galakatos, Dennis Henner, Kurt Wheeler and Nicholas Simon, III, one of our directors, are members of MPM BV III LLC and MPM AMI BV III and share investment and voting power over the shares held by all the above-mentioned funds. Messrs. Evnin, Gadicke, Steinmetz, Galakatos, Henner, Wheeler and Simon each disclaim beneficial ownership of the shares held by such above-mentioned funds except to the extent of their respective proportionate pecuniary interests therein. The address of MPM Capital is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

    (3)
    Nomura Phase4 Ventures Limited, as manager of Nomura Phase4 Ventures LP, has voting and investment power over all the shares held by such fund. Nomura Phase4 Ventures Limited is a subsidiary of Nomura International plc which is a subsidiary of Nomura Europe Holdings plc, which in turn is a subsidiary of Nomura Holdings Inc., a publicly traded company. Mr. Hiromichi Aoki, the Head of Merchant Banking, Nomura International plc, and Dr. Denise Pollard-Knight, the Head of Nomura Phase4 Ventures, are the only two members of the board of directors of Nomura Phase4 Ventures Limited and both of them, acting together, exercise the voting and investment power of Nomura Phase4 Ventures Limited. Dr. Pollard-Knight disclaims beneficial ownership over any of the shares held by Nomura Phase4 Ventures LP except to the extent of her pecuniary interest therein. The address of Nomura Phase4 Ventures LP is Nomura House, 1 St Martin's-le-Grand, London EC1A 4NP, United Kingdom.

    (4)
    Consists of 1,424,008 shares held by Caduceus Private Investments, LP; 29,641 shares held by OrbiMed Associates, LLC; and 671,848 shares held by UBS Eucalyptus Fund, LLC. OrbiMed Capital GP I, LLC is the general partner of Caduceus Private Investments LP. OrbiMed Advisors, LLC is a managing member of OrbiMed Associates, LLC and acts as investment advisor to certain collective investment funds which hold shares of the Issuer. Samuel D. Isaly owns controlling interests in OrbiMed Capital GP I, LLC and OrbiMed Associates, LLC and has investment and voting control over the shares held by the above mentioned funds. Mr. Isaly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Robert Adelman, M.D., a member of our Board, is an affiliate of the above mentioned funds. The address of OrbiMed Advisors LLC is 767 Third Avenue, 30th Floor, New York, NY 10017.

    (5)
    Includes 370,554 shares that Dr. Goddard has a right to acquire within 60 days of February 29, 2008 through the exercise of options; 24,993 shares subject to our unvested share repurchase right within 60 days of February 29, 2008 and 57,187 shares held by Paul & Jaqueline Goddard Family Living Trust for which Dr. Goddard and his spouse are trustees.

    (6)
    Includes 4,052 shares held by Naomi Milner; 31,903 shares held by Diarmuid Investments Ltd.; 16,666 shares held by Peter G. Milner 2007-1 Grantor Retained Annuity Trust (the "Milner Trust") for which Pascal Druzgala is trustee; 16,666 shares held by Susan C. Price Grantor Retained Annuity Trust (the "Price Trust") for which Pascal Druzgala is trustee; and 47,445 shares that Dr. Milner has a right to acquire within 60 days of February 29, 2008 through the exercise of options. Dr. Milner is deemed to have shared voting and investment power over the shares held by Naomi Milner, Dr. Milner's sister, and Diarmuid Investments, Ltd. Dr. Milner spouse is the beneficiary of the Price Trust and Dr. Milner is the beneficiary of the Milner Trust.

    (7)
    Includes 25,000 shares held in the Pascal Druzgala Grantor Retained Annutity Trust for which Dr. Druzgala is the trustee and benficiary; 16,666 shares held in the Price Trust for which Dr. Druzgala is trustee; 16,666 shares held in the Milner Trust for which

      Dr. Druzgala is trustee and 84,582 shares that Dr. Druzgala has a right to acquire within 60 days of February 29, 2008 through the exercise of options. Dr. Druzgala disclaims beneficial ownership of the shares held in the Price Trust and the Milner Trust.

    (8)
    Consists of 169,610 shares that Mr. Varian has a right to acquire within 60 days of February 29, 2008 through the exercise of options.

    (9)
    Consists of 87,359 shares that Mr. Nagler has a right to acquire within 60 days of February 29, 2008 through the exercise of options.

    (10)
    Consists of 26,805 shares that Dr. Canafax has a right to acquire within 60 days of February 29, 2008 through the exercise of options.

    (11)
    Consists of the shares described in Note (3) above and 16,480 shares that Dr. Adelman has a right to acquire within 60 days of February 29, 2008 through the exercise of options. Dr. Adelman disclaims beneficial ownership of the shares described in Note (3), except to the extent of his pecuniary interest therein.

    (12)
    Consists of 16,897 shares that Dr. Ekman has a right to acquire within 60 days of February 29, 2008 through the exercise of options.

    (13)
    Consists of 16,064 shares that Mr. Leonard has a right to acquire within 60 days of February 29, 2008 through the exercise of options.

    (14)
    Consists of 13,564 shares that Mr. Rosenman has a right to acquire within 60 days of February 29, 2008 through the exercise of options.

    (15)
    Consists of 16,480 shares that Mr. Sekhri has a right to acquire within 60 days of February 29, 2008 through the exercise of options. Mr. Sekhri, one of our directors, is a venture partner at MPM Capital but has no voting or investment power over any shares held by the entities affiliated with MPM Capital.

    (16)
    Includes the shares described in Note (2) above and 16,480 shares that Mr. Simon has a right to acquire within 60 days of February 29, 2008 through the exercise of options. Mr. Simon disclaims beneficial ownership of the shares described in Note (2), except to the extent of his pecuniary interest therein.

    (17)
    Includes 5,702,359 shares held by entities affiliated with certain of our directors and 882,320 shares that certain of our executive officers and directors have a right to acquire within 60 days of February 29, 2008 through the exercise of outstanding stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ARYx. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to ARYx and written representations that no other reports were required, during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that Jason Barker, our Senior Director of Finance and Principal Accounting Officer, filed his initial report of ownership late, as well as one report of a transaction, which related to our grant to Mr. Barker of a stock option to purchase 8,833 shares of common stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2001 Equity Incentive Plan(1)	1,662,331	$2.11	—
2007 Equity Incentive Plan(2)	15,250	8.03	634,750
2007 Non-Employee Directors' Stock Option Plan(3)	99,996	8.10	66,670
2007 Employee Stock Purchase Plan(4)	—	—	145,833
Equity compensation plans not approved by security holders:	—	—	—

Total:	1,777,577	2.50	847,253

(1)
As of December 31, 2007, options to purchase 1,662,331 shares of common stock remained outstanding under the 2001 Equity Incentive Plan, or 2001 Plan. In addition, 68,333 shares subject to stock bonus awards and restricted stock awards have been granted under the 2001 Plan, of which 29,853 shares were subject to our right of repurchase as of December 31, 2007. Subsequent to the initial public offering of our common stock in November 2007, no further options will be granted under the 2001 Plan and all shares of common stock remaining and available for future issuance were cancelled; however, all outstanding options continue to be governed by their existing terms.

(2)
As of December 31, 2007, an aggregate of 650,000 shares of common stock were reserved for issuance under the 2007 Equity Incentive Plan, or 2007 Plan, of which 634,750 remained available for future issuance. The number of shares reserved for issuance under the 2007 Plan automatically increases on each January 1st, from January 1, 2008 through and including January 1, 2017, by the lesser of (a) 4.0% of the total number of shares of our common stock outstanding on

  December 31st of the proceeding calendar year or (b) a lesser number of shares of common stock determined by our Board prior to the start of a calendar year for which an increase applies. On January 1, 2008, the number of shares reserved for issuance under the 2007 Plan increased by 706,145 shares pursuant to this automatic share increase provision.

(3)
As of December 31, 2007, an aggregate of 166,666 shares of common stock were reserved for issuance under our 2007 Non-Employee Directors' Stock Option Plan, or the 2007 Directors' Plan, of which 66,670 remained available for future issuance. The number of shares reserved for issuance under the 2007 Directors' Plan automatically increases on each January 1st, from January 1, 2008 through and including January 1, 2017, by the excess of (a) the number of shares of common stock subject to options granted during the preceding calendar year under the 2007 Directors' Plan, over (b) the number of shares added back to the share reserve under the 2007 Directors' Plan during the preceding calendar year. On January 1, 2008, the number of shares reserved for issuance under the 2007 Directors' Plan increased by 99,996 shares pursuant to this automatic share increase provision.

(4)
As of December 31, 2007, an aggregate of 145,833 shares of common stock were reserved for issuance under our 2007 Employee Stock Purchase Plan, or the ESPP, all of which remained available for future issuance. The number of shares reserved for issuance under the ESPP automatically increases on each January 1st, from January 1, 2008 through and including January 1, 2017, by the lesser of (a) 1.0% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year or (b) a lesser number of shares of common stock determined by our Board prior to the start of a calendar year for which an increase applies. On January 1, 2008, the number of shares reserved for issuance under the ESPP increased by 176,536 shares pursuant to this automatic share increase provision. As of the date hereof, we have not commenced any offerings under the ESPP and, as a result, no shares of common stock have been purchased yet under such plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        Pursuant to our Code of Conduct, our executive officers and directors, including their immediate family members and affiliates, are not permitted to enter into any transactions with us without the prior consent of our Audit Committee, or the Board or any independent committee thereof in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In approving or rejecting such proposed transactions, our Audit Committee or the Board, as applicable, shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee or the Board, as applicable, including but not limited to the risks, costs, benefits to us, the terms of the transactions, the availability of other sources for comparable services or products and, if applicable, the impact on a director's independence. Our Audit committee and/or Board shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or Board determines in the good faith exercise of its discretion. We have designated a compliance officer to generally oversee compliance with our Code of Conduct. All of the transactions described below were entered into prior to the adoption of our Code of Conduct.

CERTAIN RELATED-PERSON TRANSACTIONS

Investor Rights Agreement

        We have entered into an amended and restated investor rights agreement with the prior holders of our convertible preferred stock and certain holders of warrants to purchase convertible preferred stock, including entities with which certain of our directors are affiliated. As of December 31, 2007, the holders of 11,415,130 shares of our common stock, including 111,982 shares of common stock issuable upon the exercise of warrants outstanding, are entitled to certain rights with respect to the registration of their shares pursuant to the terms and conditions of such agreement.

Employment Agreements

        We have entered into employment agreements with our executive officers. See "Executive Compensation—Employment Agreements."

Stock Option and Stock Award Grants to Executive Officers and Directors

        We have granted stock options and/or stock awards to our executive officers and our non-employee directors. See "Executive Compensation."

Severance and Change of Control Arrangements

        Some of our executive officers are entitled to certain severance and change of control benefits. For information regarding these arrangements, see "Executive Compensation—Severance and Change of Control Benefits."

Indemnification Agreements with Executive Officers and Directors

        We have entered into an indemnification agreement with each of our directors and executive officers and with our Principal Accounting Officer. These indemnification agreements require us, among other things, to indemnify, under the circumstances and to the extent provided in such agreements, our directors and executive officers for some expenses, including attorney's fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as our director, officer, employee or other agent or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We also intend to enter into these indemnification agreements with our future executive officers and directors.

        There is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to ARYx Therapeutics, Inc., Attn: Corporate Secretary, at 6300 Dumbarton Circle, Fremont, California 94555, or contact David Nagler, our Vice President, Corporate Affairs and Secretary at (510) 585-2200. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ DAVID NAGLER
David Nagler Secretary

April 29, 2008

        A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

[ARYX THERAPEUTICS LOGO]

Proxy—ARYX THERAPEUTICS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2008

The undersigned hereby appoints Paul Goddard, Ph.D. and David Nagler, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ARYx Therapeutics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of ARYx Therapeutics, Inc. to be held on Wednesday, May 28, 2008 at 9:00 a.m. (local time) at 6300 Dumbarton Circle, Fremont, California 94555, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

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 Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 A.M., Central Time, on April 23, 2008.
[COMPUTER GRAPHIC]	Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
[TELEPHONE GRAPHIC]
Vote by telephone
•  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card		123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

[A] Election of Directors — The Board of Directors recommends a vote FOR all the nominees for director listed in Proposal 1 below.
Proposal 1: To elect three directors to hold office until the 2011 Annual Meeting of Stockholders, as described in the accompanying proxy statement.
	For	Withhold		For	Withhold		For	Withhold
01 — Robert Adelman, M.D.	☐	☐	02 — Peter G. Milner, M.D.	☐	☐	01 — Nicholas Simon	☐	☐

[B]    Ratification of Selection of Independent Registered Public Accounting Firm—The Board of Directors recommends a vote FOR Proposal 2 below.

		For	Against	Abstain
Proposal 2:	To ratify the selection of Ernst & Young LLP as ARYx's independent registered public accounting firm for the year ending December 31, 2008, as described in the accompanying proxy statement.	☐	☐	☐	OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the 2008 Annual Meeting. If any other matters are properly brought before the 2008 Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment.

[C]    Non-Voting Items

Change of Address — Please print new address below.

[D]    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS